Exhibit 107

Form S-3

(Form Type)

Karat Packaging Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Primary Offering:
Common Stock, $0.001 par value
Preferred Stock, $0.001 par value
Debt Securities
Warrants
Rights
Units
Secondary Offering:
Common Stock, $0.001 par value	Common Stock, $0.001 par value	Rule 457(c) and Rule 457(h)	2,000,000	(1)	$13.82	$27,630,000	0.00011020	$3,044.83
Total Offering Amounts						$177,630,000		$19,574.83
Total Fee Offsets								-
Net Fee Due								$19,574.83

(1)	This Registration Statement also includes an indeterminate number of additional shares of common stock of Karat Packaging Inc. (the “Company”) as may be issuable as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)	Calculated solely for purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, based on the average of the high and low prices of the Company's common stock quoted on the Nasdaq Stock Market LLC on November 14, 2022.